Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
Citizens Republic Bancorp Announces Third Quarter 2010 Results
FLINT, MICHIGAN, October 28, 2010 -— Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today a net loss from continuing operations of $62.5 million for the three months ended September 30, 2010, compared with net losses of $44.5 million for the second quarter of 2010 and $57.4 million for the third quarter of 2009. After incorporating the $5.5 million accrued but unpaid dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $67.9 million for the three months ended September 30, 2010, compared with $44.7 million for the second quarter of 2010 and $62.1 million for the third quarter of 2009. Results for the second quarter of 2010 and third quarter of 2009 included net income from discontinued operations of $5.2 million and $0.5 million, respectively. Diluted net loss from continuing operations per share was $0.17 for the three months ended September 30, 2010, compared with $0.12 for the second quarter of 2010 and $0.49 for the third quarter of 2009. The diluted net loss per share was based on average shares outstanding of 394.0 million, 393.8 million and 128.5 million at September 30, 2010, June 30, 2010 and September 30, 2009 respectively. For the nine months ended September 30, 2010, Citizens recorded a net loss from continuing operations of $183.0 million compared with a net loss from continuing operations of $439.9 million for the same period of 2009.
“We reported solid core operating results with net interest margin of 3.32%, over $36 million in pre-tax pre-provision profit, and continued strong capital levels. Overall, we continued to see some improving credit trends, but the elongation of this economic cycle continues to challenge our clients which has negatively impacted our results,” commented Cathleen H. Nash, president and chief executive officer.
“While we’re pleased with the progress we’ve made in working through our stressed portfolios, primarily commercial and residential real estate, throughout this cycle, speeding up our efforts to reduce overall problem asset levels should alleviate much of the uncertainty shading our company. We will be accelerating our work to address our current credit overhang. These actions, along with our continued focus on generating solid pre-tax pre-provision profit should put us on a more certain path back to profitability,” added Ms. Nash.
Key Points in the Quarter:
•	Net interest margin for the third quarter of 2010 was 3.32% compared with 3.35% for the second quarter of 2010.

•	The pre-tax pre-provision profit (non-GAAP) for the third quarter of 2010 totaled $36.2 million, compared with $34.5 million for the second quarter of 2010.

•	Citizens held short-term (liquid) assets at September 30, 2010 of $530.2 million, a decrease of $90.9 million or 14.6% from June 30, 2010.

•	All of Citizens’ regulatory capital ratios continue to exceed “well-capitalized” standards. As of September 30, 2010, Citizens’ estimated capital ratios were as follows:
•	Tier 1 capital — 12.41%

•	Total capital — 13.80%

•	Tier 1 leverage — 8.50%

•	Tier 1 common equity (non-GAAP) — 7.50%

•	Tangible equity to tangible assets (non-GAAP) — 8.03%

•	Tangible common equity to tangible assets (non-GAAP) — 5.34%

•	Total delinquent loans at September 30, 2010 were $131.5 million, or 1.91% of total portfolio loans, an increase of $19.8 million or 17.7% from June 30, 2010. Total nonperforming assets at September 30, 2010 were $443.3 million, a decrease of $29.3 million or 6.2% from June 30, 2010.

•	The allowance for loan losses at September 30, 2010 totaled $324.0 million or 4.70% of portfolio loans, compared with $321.8 million or 4.51% at June 30, 2010. The provision for loan losses for the third quarter of 2010 was $89.6 million, compared with $70.6 million for the second quarter of 2010. Net charge-offs for the third quarter of 2010 totaled $87.4 million, compared with $71.2 million for the second quarter of 2010. Charge-offs in the third quarter of 2010 included $18.8 million as a result of the decision to transfer certain nonperforming residential mortgage loans to held for sale. Citizens expects to sell these assets in a bulk loan sale during the fourth quarter of 2010.
Balance Sheet
Total assets at September 30, 2010 were $10.6 billion, a decrease of $195.0 million or 1.8% from June 30, 2010 and a decrease of $1.4 billion or 11.9% from September 30, 2009. The declines were primarily due to reductions in total portfolio loans as a result of lower customer demand. The decrease from 2009 was also due to the sale of Citizens’ wholly-owned subsidiary, F&M Bank-Iowa (“F&M”) during the second quarter of 2010, customer loan paydowns and loan charge-offs.
Money market investments at September 30, 2010 totaled $530.2 million, a decrease of $90.9 million or 14.6% from June 30, 2010 and an increase of $17.9 million or 3.5% over September 30, 2009. The decrease from June 30, 2010 was primarily the result of using money market investments to payoff maturing wholesale funding.
Investment securities at September 30, 2010 totaled $2.4 billion, an increase of $186.5 million or 8.5% from June 30, 2010 and an increase of $181.2 million or 8.3% over September 30, 2009. Increases in investment securities were largely due to reinvesting a portion of the loan portfolio paydowns.
The following table displays total portfolio loans at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner.

Loan Portfolios	September 30,	June 30,	March 31,	December 31,	September 30,
(in millions)	2010	2010	2010	2009	2009
Land hold	$37.1	$37.8	$39.3	$35.9	$52.0
Land development	73.8	84.3	101.0	103.6	124.5
Construction	155.4	156.3	164.4	177.9	214.8
Income producing	1,382.3	1,481.7	1,532.1	1,514.0	1,504.1
Owner-occupied	855.1	886.1	931.5	980.1	986.4

Total commercial real estate	2,503.7	2,646.2	2,768.3	2,811.5	2,881.8
Commercial and industrial	1,657.4	1,686.8	1,824.8	1,921.8	2,047.2

Total commercial loans	4,161.1	4,333.0	4,593.1	4,733.3	4,929.0

Residential mortgage	800.5	858.9	877.2	1,025.2	1,073.3
Direct consumer	1,091.7	1,132.2	1,174.7	1,224.2	1,269.2
Indirect consumer	834.7	814.0	794.2	805.2	825.3

Total consumer loans	2,726.9	2,805.1	2,846.1	3,054.6	3,167.8

Total portfolio loans	$6,888.0	$7,138.1	$7,439.2	$7,787.9	$8,096.8

The decreases in total commercial loans were primarily the result of lower customer demand from credit-worthy clients, paydowns as a result of normal client activity, and charge-offs. Also contributing to the decrease from September 30, 2009 was the transfer of nonperforming land hold, land development, and construction loans to loans held for sale during the fourth quarter of 2009. The declines in residential mortgage loans were primarily the result of transferring nonperforming residential mortgage loans to loans held for sale at the end of the first and third quarters of 2010, paydowns from normal client activity, and charge-offs. More than 90% of new mortgage originations are sold into the secondary market, resulting in minimal new loans being retained in the residential mortgage portfolio. The decreases in direct consumer loans, which are primarily home equity loans, were due to lower consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, fluctuate throughout the year due to seasonal demand. After taking this fluctuation into account, the indirect consumer loan portfolio is essentially unchanged from June 30, 2010. The increase from September 30, 2009 is directly related to an increase in volume.
Loans held for sale at September 30, 2010 were $52.2 million, a decrease of $5.1 million or 8.8% from June 30, 2010 and a decrease of $8.9 million or 14.6% from September 30, 2009. The variance from both prior periods reflects declines due to customer paydowns, workout activities, writedowns to reflect further fair-value declines for the underlying collateral, and transfers to ORE. These variances were partially offset by the decision to transfer nonperforming residential mortgage loans to loans held for sale during the third quarter, which remained outstanding at September 30, 2010.
Total deposits at September 30, 2010 were $8.1 billion, a decrease of $121.4 million or 1.5% from June 30, 2010 and a decrease of $288.1 million or 3.4% from September 30, 2009. Core deposits, which exclude all time deposits, totaled $4.9 billion at September 30, 2010, an increase of $153.7 million or 3.2% over June 30, 2010 and essentially unchanged from September 30, 2009. The increase over June 30, 2010 was due to growth in savings account balances offset by a reduction in interest bearing accounts. Time deposits totaled $3.2 billion at September 30, 2010, a decrease of $275.1 million or 8.0% from June 30, 2010 and a decrease of $346.3 million or 9.9% from September 30, 2009. The decrease from June 30, 2010 was primarily the result of a strategic reduction in brokered time deposits. The decrease from September 30, 2009 was primarily the result of retail customers shifting balances from time deposits to savings accounts.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.2 billion at September 30, 2010, essentially unchanged from June 30, 2010 and a decrease of $491.3 million or 28.6% from September 30, 2009. The decrease was the result of a strategic reduction in securitized funding.
Capital Adequacy and Liquidity
Shareholders’ equity at September 30, 2010 totaled $1.2 billion, a decrease of $60.7 million or 5.0% from June 30, 2010 and a decrease of $246.4 million or 17.6% from September 30, 2009. The decreases were primarily the result of net losses incurred.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory				Excess Capital over
	Minimum for	September 30,	June 30,	March 31,	Minimum
Capital Ratios	“Well-Capitalized”	2010	2010	2010	(in millions)
Leverage ratio	5.00%	8.50%	8.72%	8.47%	$364.7
Tier 1 capital ratio	6.00	12.41	12.79	12.12	455.9
Total capital ratio	10.00	13.80	14.17	13.49	268.9
Tier 1 common equity (non-GAAP)		7.50	8.10	7.82
Tangible equity to tangible assets (non-GAAP)		8.03	8.45	7.96
Tangible common equity to tangible assets (non-GAAP)		5.34	5.83	5.54
Citizens maintains a strong liquidity position, with substantial on- and off-balance sheet liquidity sources and a stable funding base comprised of approximately 76% deposits, 11% long-term debt, 11% equity, and 2% short-term liabilities. Citizens’ loan-to-deposit ratio, another measure of liquidity, continues to improve with levels of 85.0%, 86.8%, and 96.5% at September 30, 2010, June 30, 2010, and September 30, 2009, respectively. Securities available-for-sale and money market investments could be sold for cash to provide additional liquidity if necessary. Citizens’ parent company cash totaled $64.8 million at September 30, 2010 as compared with $109.8 million at December 31, 2009. The decrease was primarily the result of contributing $100.0 million from the parent company to the bank during the third quarter of 2010. This decrease was offset by $50.0 million in cash received as a result of completing the sale of F&M during the second quarter of 2010.
Net Interest Margin and Net Interest Income
Net interest margin was 3.32% for the third quarter of 2010 compared with 3.35% for the second quarter of 2010 and 2.99% for the third quarter of 2009. For the nine months ended September 30, 2010, net interest margin was 3.27%, compared with 2.83% for the same period of 2009. The decrease in net interest margin over the second quarter of 2010 was primarily the result of lower reinvestment rates in the investment and loan portfolios and the movement of loans to non-performing status, partially offset by declining deposit costs, expanded loan spreads, and reductions in high-cost funding and low-yielding assets. The increases in net interest margin over both 2009 time periods were primarily the result of expanding commercial and consumer loan spreads, declining deposit costs, and lower interest expense on long-term debt due to the debt exchange in the third quarter of 2009. The increases were partially offset by the effect of replacing the declining loan balances with lower-yielding investment securities and money market investments and the movement of loans to non-performing status.
Net interest income was $81.6 million for the third quarter of 2010, a decrease of $3.0 million or 3.6% over the second quarter of 2010, and an increase of $2.5 million or 3.2% over the third quarter of 2009. For the nine months ended September 30, 2010, net interest income was $247.3 million, an increase of $18.8 million or 8.2% over the same period of 2009. The decrease from the second quarter of 2010 was due to the lower net interest margin and a decrease in average earning assets. The increases over both periods of 2009 were primarily the result of the higher net interest margin, partially offset by decreases in average earning assets. The decreases in average earning assets were due to lower loan demand in the current Midwest economic environment, partially offset by increases in investment securities and money market investments.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate the credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Delinquency Rates by Loan Portfolio — Loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Commercial Watchlist — Commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in the nonperforming assets table below.

•	Nonperforming Assets — Loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in the commercial watchlist table below.

•	Net Charge-Offs — The portion of loans that have been charged-off during each quarter.

Delinquency Rates By Loan Portfolio	September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009
30 to 89 days past due		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio
Land hold	$—	—%	$1.3	3.34%	$0.6	1.64%	$0.6	1.56%	$1.4	2.61%
Land development	4.5	6.04	2.0	2.43	3.0	3.00	4.7	4.56	12.0	9.67
Construction	2.4	1.53	6.4	4.07	0.9	0.55	1.7	0.95	12.1	5.64
Income producing	35.2	2.55	22.9	1.55	51.7	3.37	40.8	2.70	44.9	2.98
Owner-occupied	18.3	2.14	16.4	1.85	13.6	1.46	25.0	2.55	24.4	2.47

Total commercial real estate	60.4	2.41	49.0	1.85	69.8	2.52	72.8	2.59	94.8	3.29
Commercial and industrial	23.8	1.43	10.3	0.61	15.1	0.83	16.9	0.88	20.2	0.98

Total commercial loans	84.2	2.02	59.3	1.37	84.9	1.85	89.7	1.90	115.0	2.33

Residential mortgage	14.6	1.82	20.8	2.42	21.5	2.45	22.0	2.14	30.0	2.80
Direct consumer	20.5	1.88	20.2	1.79	21.9	1.86	26.5	2.16	24.1	1.90
Indirect consumer	12.2	1.46	11.4	1.40	14.8	1.86	16.3	2.02	16.3	1.98

Total consumer loans	47.3	1.73	52.4	1.87	58.2	2.05	64.8	2.12	70.4	2.22

Total delinquent loans	$131.5	1.91	$111.7	1.57	$143.1	1.92	$154.5	1.98	$185.4	2.29

The increase in total delinquencies over June 30, 2010 was primarily due to increases in commercial real estate and commercial and industrial delinquent loans. The increase in commercial real estate delinquent loans was primarily the result of two large income producing loans totaling $15.4 million that became delinquent in the third quarter of 2010. The increase in commercial and industrial delinquent loans was directly related to several large loans totaling $13.7 million that became delinquent in the third quarter of 2010, primarily due to the timing of the note renewals.
The decrease from September 30, 2009 was primarily the result of continued emphasis on proactively managing delinquent commercial and consumer loans.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing or nonperforming (included in the other tables in this section). Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to more intensive monitoring and workout activity.

Commercial Watchlist	September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009
Accruing loans only		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio
Land hold	$27.6	74.32%	$27.8	73.58%	$29.0	73.73%	$24.8	68.99%	$29.0	55.76%
Land development	45.4	61.54	40.5	47.97	50.4	49.95	86.7	83.66	92.1	73.92
Construction	46.5	29.90	52.5	33.61	54.4	33.07	63.5	35.68	90.4	42.10
Income producing	543.7	39.33	553.9	37.38	523.5	34.17	521.4	34.44	519.3	34.52
Owner-occupied	225.7	26.40	224.1	25.29	237.0	25.44	247.2	25.22	277.2	28.10

Total commercial real estate	888.9	35.50	898.8	33.96	894.3	32.31	943.6	33.56	1,008.0	34.98
Commercial and industrial	432.8	26.11	445.5	26.41	484.7	26.56	473.0	24.61	508.0	24.81

Total watchlist loans	$1,321.7	31.76	$1,344.3	31.02	$1,379.0	30.02	$1,416.6	29.93	$1,516.0	30.76

Watchlist credits declined $22.6 million from the second quarter of 2010, in line with the activity seen in earlier quarters this year. Year over year resolution activities have reduced the level of watchlist credits by $194.3 million.

	September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009
Nonperforming Assets		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$5.6	15.13%	$5.2	13.76%	$4.9	12.49%	$4.8	13.42%	$13.3	25.56%
Land development	16.0	21.64	22.3	26.48	27.1	26.86	1.0	0.92	13.7	10.96
Construction	27.4	17.65	25.0	15.99	35.2	21.39	25.2	14.19	33.7	15.70
Income producing	147.7	10.69	148.4	10.02	144.0	9.40	121.5	8.02	126.7	8.42
Owner-occupied	63.3	7.40	59.5	6.71	89.0	9.56	83.4	8.51	70.1	7.11

Total commercial real estate	260.0	10.39	260.4	9.84	300.2	10.85	235.9	8.39	257.5	8.94
Commercial and industrial	61.5	3.71	67.0	3.97	69.7	3.82	84.0	4.37	111.5	5.44

Total nonaccruing commercial loans	321.5	7.73	327.4	7.56	369.9	8.05	319.9	6.76	369.0	7.49

Residential mortgage	16.9	2.11	31.0	3.61	17.6	2.01	125.1	12.20	106.0	9.88
Direct consumer	15.5	1.42	18.7	1.65	16.5	1.41	21.3	1.74	21.4	1.68
Indirect consumer	1.7	0.20	1.5	0.18	2.4	0.30	2.6	0.33	2.6	0.31

Total nonaccruing consumer loans	34.1	1.25	51.2	1.82	36.5	1.28	149.0	4.88	130.0	4.10
Total nonaccruing loans	355.6	5.16	378.6	5.30	406.4	5.46	468.9	6.02	499.0	6.16
Loans 90+ days still accruing	1.6	0.02	1.5	0.02	2.4	0.03	3.0	0.04	0.6	0.01
Restructured loans and still accruing	7.0	0.10	4.6	0.06	4.8	0.06	2.6	0.03	1.1	0.01

Total nonperforming portfolio loans	364.2	5.29	384.7	5.39	413.6	5.56	474.5	6.09	500.7	6.18
Nonperforming held for sale	38.4		44.0		95.3		65.2		44.4
Other repossessed assets acquired	40.7		43.9		47.3		54.4		61.9

Total nonperforming assets	$443.3		$472.6		$556.2		$594.1		$607.0

Commercial inflows	$95.6		$75.9		$124.8		$101.0		$94.1
Commercial outflows	(101.5)		(118.6)		(74.8)		(150.1)		(92.3)

Net change	$(5.9)		$(42.7)		$50.0		$(49.1)		$1.8

The decrease in nonperforming assets from June 30, 2010 was primarily the result of charge-offs in the third quarter of 2010. In addition, the declines in commercial loans held for sale were due to customer paydowns, workout activities, and writedowns to reflect further fair-value declines for the underlying collateral. The decrease in nonperforming assets from September 30, 2009 was primarily the result of the aforementioned bulk loan sales as well as a general decline in most asset categories as Citizens continued to proactively manage these assets.
The third quarter 2010 outflows included $12.8 million in loans that returned to accruing status, $33.2 million in loan payoffs and paydowns, $50.8 million in charged-off loans, and $4.7 million transferred to other repossessed assets acquired.

	Three Months Ended
	September 30, 2010		June 30, 2010		March 31, 2010		December 31, 2009		September 30, 2009
Net Charge-Offs		% of		% of		% of		% of		% of
(in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land hold	$0.3	3.30%	$0.4	3.72%	$—	—%	$5.6	62.32%	$0.5	3.98%
Land development	9.0	48.29	9.8	46.68	0.1	0.49	9.7	36.97	1.4	4.33
Construction	0.4	1.10	8.7	22.23	—	—	9.5	21.21	0.9	1.62
Income producing	30.8	8.85	12.6	3.41	7.6	2.01	13.2	3.45	24.5	6.47
Owner-occupied	4.8	2.21	18.9	8.57	6.9	3.01	2.5	1.01	4.6	1.85

Total commercial real estate	45.3	7.18	50.4	7.63	14.6	2.13	40.5	5.71	31.9	4.39
Commercial and industrial	6.8	1.62	11.4	2.71	12.9	2.86	22.4	4.63	20.1	3.90

Total commercial loans	52.1	4.97	61.8	5.72	27.5	2.43	62.9	5.27	52.0	4.19

Residential mortgage	23.3	11.57	0.6	0.29	80.1	37.05	6.0	2.33	10.0	3.68
Direct consumer	9.8	3.56	5.5	1.96	7.1	2.44	6.1	1.97	6.1	1.92
Indirect consumer	2.2	1.05	3.3	1.61	3.2	1.63	6.3	3.10	3.2	1.55

Total consumer loans	35.3	5.14	9.4	1.35	90.4	12.88	18.4	2.39	19.3	2.42

Total net charge-offs	$87.4	4.91	$71.2	3.90	$117.9	6.25	$81.3	4.05	$71.3	3.46

*	Represents an annualized rate.
The increases in net charge-offs as compared with the second quarter of 2010 and the third quarter of 2009 were primarily the result of $18.8 million in charge-offs related to the transfer of certain nonperforming residential mortgage loans to held for sale during the third quarter of 2010. This increase was partially offset by a decrease in net charge-offs on commercial loans as compared to the second quarter of 2010.

The allowance for loan losses was $324.0 million or 4.70% of portfolio loans at September 30, 2010, compared with $321.8 million or 4.51% at June 30, 2010 and $336.3 million or 4.15% at September 30, 2009. While the overall portfolio continues to demonstrate stability and gradual improvement in most metrics, continuing economic uncertainty, downward pressure on residential home values, continued stress in commercial real estate and an increase in the current quarter delinquencies warranted a small increase in the allowance for loan losses from the second quarter of 2010. The decrease from September 30, 2009 was primarily the result of an overall decline in loan balances.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $89.6 million in the third quarter of 2010, compared with $70.6 million in the second quarter of 2010 and $77.4 million in the third quarter of 2009. The increases were primarily due to the charge-offs related to the aforementioned movement of residential mortgage loans to held for sale during the third quarter of 2010.
Noninterest Income
Noninterest income for the third quarter of 2010 was $26.0 million, an increase of $3.7 million or 16.5% from the second quarter of 2010 and an increase of $15.3 million over the third quarter of 2009. Noninterest income for the nine months ended September 30, 2010 totaled $70.6 million, an increase of $21.8 million or 44.6% over the same period of 2009.
The increase in noninterest income over the second quarter of 2010 included lower losses on loans held for sale ($7.0 million), an increase in other income ($3.9 million) and higher deposit service charges ($0.6 million), partially offset by lower gain on investment securities ($8.1 million). The decrease in losses on loans held for sale was primarily the result of additional writedowns to reflect fair-value declines of the underlying collateral as compared to the second quarter of 2010. The increase in other income was primarily the result of interest rate swap income recognition, unrealized gains on deferred compensation plans as well as interest income received for refunds of previous years’ tax returns in the third quarter of 2010. The increase in service charges on deposit accounts was primarily the result of higher customer transaction volume. There were no sales of investment securities in the third quarter of 2010.
The increase in noninterest income over the third quarter of 2009 was primarily a result of the net loss on the extinguishment of debt in connection with the exchange offers completed on September 30, 2009 ($15.9 million), swap income recognition and the aforementioned interest on a prior year tax refund, partially offset by the effect of the 2009 recognition of a gain resulting from exiting the holding company’s capital investment in a limited partnership.
The increase in noninterest income over the first nine months of 2009 was primarily due to the aforementioned net loss on debt extinguishment ($15.9 million) as well as higher gains on investment securities ($14.1 million), partially offset by higher losses on loans held for sale ($6.2 million) and lower mortgage and other loan income ($2.5 million). The increase in losses on loans held for sale was primarily the result of additional writedowns to reflect fair-value declines for the underlying collateral in 2010. The decrease in mortgage and other loan income was primarily the result of lower residential mortgage origination volume.
Noninterest Expense
Noninterest expense for the third quarter of 2010 was $74.7 million, a decrease of $2.3 million or 2.9% from the second quarter of 2010 and a decrease of $6.7 million or 8.3% from the third quarter of 2009. Noninterest expense for the nine months ended September 30, 2010 totaled $229.9 million, a decrease of $273.9 million from the same period of 2009. The nine months ended September 30, 2009 included a $256.3 million goodwill impairment charge.
The decrease in noninterest expense from the second quarter of 2010 was primarily the result of lower other expense ($1.9 million) and lower losses on other real estate ($1.8 million), offset by an increase in salaries and benefits ($1.3 million). The decrease in other expenses was primarily the result of lower FDIC premiums related to opting out of the Transaction Account Guarantee Program (“TAGP”) effective July 1, 2010, in addition to a reduction in telephone expense related to a refund of excise tax on telephone expenses incurred prior to 2006. The decline in losses on other real estate was primarily the result of additional writedowns to reflect fair-value declines for the underlying collateral compared to the second quarter of 2010. The increase in salaries and benefits was directly related to market value increases in the deferred compensation liabilities in the third quarter of 2010.
The decrease over the third quarter of 2009 was primarily the result of lower salaries and benefits expense ($4.7 million), lower losses on other real estate ($2.0 million), and lower other loan expenses ($1.9 million), partially offset by increases in other expense ($3.3 million). The decrease in salaries and benefits was primarily due to a drop in severance expense, staffing reductions, and suspending contributions to the 401(k) in 2009, partially offset by an increase in deferred compensation liabilities. The decline in losses on other real estate was primarily the result of additional writedowns incurred in the third quarter of 2009 to reflect fair-value declines for the underlying collateral. The decrease in loan expenses was primarily the result of lower foreclosure expenses associated with repossessing collateral underlying commercial and residential real estate loans. Other expense increased primarily due to higher overall FDIC insurance, which more than offset savings from opting out of TAGP.
The decrease in noninterest expense from the nine-month period of 2009 was primarily the result of the goodwill impairment charge of $256.3 million in the second quarter of 2009, lower salaries and employee benefits ($11.3 million), and lower other loan expenses ($4.0 million). The decline in salaries and employee benefits was primarily due to lower staffing levels in 2010 and suspending employer contributions to the 401(k) plan in 2009. Lower other loan expense was primarily the result of lower mortgage origination volume and foreclosure-related expenses.
Citizens had 2,039 full-time equivalent employees at September 30, 2010 compared with 2,050 at June 30, 2010 and 2,101 at September 30, 2009.
Income Tax Provision (Benefit)
The income tax provision for the third quarter of 2010 was $5.6 million, compared with a provision of $3.7 million for the second quarter of 2010 and a benefit of $11.7 million for the third quarter of 2009. The variances were primarily the result of alternative minimum tax calculations.
Pre-Tax Pre-Provision Profit (non-GAAP)
The following table displays pre-tax pre-provision profit (non-GAAP) for each of the last five quarters.

	Three Months Ended
Pre-Tax Pre-Provision Profit(non-GAAP )	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2010	2010	2010	2009	2009

Loss from continuing operations	$(62,471)	$(44,456)	$(76,023)	$(65,883)	$(57,403)
Income tax provision (benefit) from continuing operations	5,628	3,700	147	(3,307)	(11,747)
Provision for loan losses	89,617	70,614	101,355	84,007	77,393
Net loss on debt extinguishment	—	—	—	—	15,929
Investment securities gains	—	(8,051)	(6,016)	—	---
Fair-value adjustment on loans held for sale	1,441	8,405	7,702	8,724	860
Fair-value adjustment on ORE	1,967	3,778	6,763	8,089	3,924
Fair-value adjustment on bank owned life insurance (1)	(159)	280	(83)	(19)	(360)
Fair-value adjustment on swaps (1)	202	279	836	1,449	1,018

Pre-Tax Pre-Provision Profit (non-GAAP)	$36,225	$34,549	$34,681	$33,060	$29,614

(1)	FVA amounts contained in line item “Other income” on Consolidated Statements of Operations
Conference Call
Citizens’ senior management will review the quarter’s results in a conference call at 10:00 a.m. ET on Friday, October 29, 2010. A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 894-5910 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until November 5, 2010. To listen to the replay, please dial (800) 283-8217.

Discontinued Operations
As a result of the sale of Citizens’ wholly-owned subsidiary, F&M during the second quarter of 2010, the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect Citizens’ reported consolidated financial condition or net income for any of the prior periods.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision profit, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide additional information that is useful to investors in understanding the underlying performance of Citizens, its business, and performance trends and such measures help facilitate performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components in their entirety and to ensure that Citizens’ performance is properly reflected to facilitate consistent period-to-period comparisons. Although Citizens believes the above non-GAAP financial measures disclosed in this release enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios (non-GAAP financial measures)
Citizens believes the exclusion of goodwill and other intangible assets to create “tangible assets” and “tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on the same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity as shown in the Non-GAAP Reconciliation Table later in this release. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-tax Pre-Provision Profit (non-GAAP financial measure)
Pre-tax pre-provision profit (“PTPP”), as defined by management, represents total revenue (total net interest income and noninterest income) excluding any securities gains/losses, and fair-value adjustments on loans held for sale, interest rate swaps, or bank owned life insurance, less noninterest expense excluding any goodwill impairment charges, credit writedowns, fair-value adjustments and special assessments. Net interest income, noninterest income and noninterest expense are all calculated in accordance with GAAP and are presented in the consolidated statement of operations. While noninterest income and noninterest expense are adjusted for the specific items listed above, these adjustments represent the excluded items in their entirety.

While Citizens acknowledges that the income tax (benefit) expense, the provision for loan losses, and the excluded items identified above are recurring expenses, Citizens believes that PTPP is a useful financial measure as it enables investors and others to assess its earnings power irrespective of where it is relative to the credit cycle. Presenting PTPP provides investors with information to better understand Citizens’ ability to generate sufficient capital to cover credit losses and other credit-related and/or impairment charges through the peak of the credit cycle. As recent results for the banking industry demonstrate, loan charge-offs, related credit provision, and credit writedowns can vary significantly from period to period, making a measure that helps isolate the impact of credit costs on profitability all the more important to investors. The “Credit Quality” section of this release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses.
Additionally, a portion of the compensation awarded to Citizens’ Named Executive Officers and certain other management employees for their performance in 2009 and 2010 is measured against a PTPP performance target (as defined above) as Citizens believes that PTPP is a key value driver for its business and a particularly valuable measure during challenging credit cycles. Based on 2009 full-year results, the total cash compensation award linked to PTPP was $0.1 million. Additionally during 2009, approximately 234,000 shares of restricted stock were granted which vest only if both the PTPP performance condition and the net income performance condition are met. Based on 2010 full year results, the total potential cash compensation award linked to PTPP is $0.8 million, payable in early 2011. Additionally, during 2010, approximately 785,000 shares of restricted stock were granted which has a two-year vesting period based on PTPP results. The 2010 grants are designed so that this portion of compensation does not depend on management’s performance with regard to managing loan losses, securities impairments, and other asset impairments.
Net Interest Margin and Efficiency Ratio (non-GAAP financial measures)
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis using a 35% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments. See the Selected Quarterly Information Table, the Non-GAAP Reconciliation Table, and the Average Balances, Yields and Rates Table later in this release for additional information.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana with 218 offices and 253 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 49th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially. Factors that could cause or contribute to such differences include the risks and uncertainties detailed elsewhere in this release and from time to time in Citizens’ Form 10-K and Form 10-Q filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	September 30,	June 30,	September 30,
(in thousands)	2010	2010	2009

Assets
Cash and due from banks	$142,025	$148,084	$156,608
Money market investments	530,169	621,071	512,289
Investment Securities:
Securities available for sale, at fair value	2,258,452	2,071,208	2,075,004
Securities held to maturity, at amortized cost (fair value of $118,155, $115,832 and $120,396, respectively)	112,029	112,734	114,249

Total investment securities	2,370,481	2,183,942	2,189,253
FHLB and Federal Reserve stock	157,304	157,304	155,084
Portfolio loans:
Commercial and industrial	1,657,383	1,686,769	2,047,207
Commercial real estate	2,503,685	2,646,241	2,881,839

Total commercial	4,161,068	4,333,010	4,929,046
Residential mortgage	800,521	858,920	1,073,253
Direct consumer	1,091,704	1,132,147	1,269,207
Indirect consumer	834,712	814,038	825,316

Total portfolio loans	6,888,005	7,138,115	8,096,822
Less: Allowance for loan losses	(324,046)	(321,841)	(336,270)

Net portfolio loans	6,563,959	6,816,274	7,760,552
Loans held for sale	52,191	57,245	61,134
Premises and equipment	106,272	107,405	114,000
Goodwill	318,150	318,150	318,150
Other intangible assets	11,306	12,214	15,551
Bank owned life insurance	218,056	217,113	219,802
Other assets	168,991	195,073	214,924
Assets of discontinued operations	—	—	354,429

Total assets	$10,638,904	$10,833,875	$12,071,776

Liabilities
Noninterest-bearing deposits	$1,297,579	$1,269,905	$1,238,969
Interest-bearing demand deposits	947,126	998,676	1,147,363
Savings deposits	2,704,589	2,526,972	2,504,773
Time deposits	3,151,652	3,426,769	3,497,986

Total deposits	8,100,946	8,222,322	8,389,091
Federal funds purchased and securities sold under agreements to repurchase	42,334	30,082	42,255
Other short-term borrowings	710	700	7,200
Other liabilities	152,531	151,880	143,560
Long-term debt	1,185,322	1,211,147	1,670,248
Liabilities of discontinued operations	—	—	415,992

Total liabilities	9,481,843	9,616,131	10,668,346

Shareholders’ Equity
Preferred stock — no par value	276,676	275,084	270,487
Common stock — no par value	1,431,314	1,430,877	1,429,657
Retained deficit	(566,543)	(498,621)	(293,650)
Accumulated other comprehensive income (loss)	15,614	10,404	(3,064)

Total shareholders’ equity	1,157,061	1,217,744	1,403,430

Total liabilities and shareholders’ equity	$10,638,904	$10,833,875	$12,071,776

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2010	2009	2010	2009

Interest Income
Interest and fees on loans	$96,080	$111,368	$298,802	$341,337
Interest and dividends on investment securities:
Taxable	18,082	17,773	54,943	56,463
Tax-exempt	3,514	6,128	12,731	19,171
Dividends on FHLB and Federal Reserve stock	735	1,587	2,763	3,466
Money market investments	350	315	1,181	889

Total interest income	118,761	137,171	370,420	421,326

Interest Expense
Deposits	23,518	34,668	78,939	119,484
Short-term borrowings	20	29	61	160
Long-term debt	13,665	23,461	44,087	73,145

Total interest expense	37,203	58,158	123,087	192,789

Net Interest Income	81,558	79,013	247,333	228,537
Provision for loan losses	89,617	77,393	261,586	239,813

Net interest (loss) income after provision for loan losses	(8,059)	1,620	(14,253)	(11,276)

Noninterest Income
Service charges on deposit accounts	10,609	11,035	30,264	31,290
Trust fees	3,837	3,853	11,468	10,573
Mortgage and other loan income	2,590	3,182	7,377	9,837
Brokerage and investment fees	1,060	1,473	3,315	4,133
ATM network user fees	1,864	1,689	5,232	4,652
Bankcard fees	2,261	1,972	6,534	5,835
Net loss on loans held for sale	(1,441)	(860)	(17,548)	(11,362)
Net loss on debt extinguishment	—	(15,929)	—	(15,929)
Investment securities gains	—	—	14,067	5
Other income	5,176	4,281	9,922	9,825

Total noninterest income	25,956	10,696	70,631	48,859
Noninterest Expense
Salaries and employee benefits	32,740	37,394	94,090	105,377
Occupancy	6,529	6,447	20,129	20,568
Professional services	2,737	3,033	7,605	8,886
Equipment	3,076	2,959	9,127	8,726
Data processing services	4,702	4,461	14,098	12,920
Advertising and public relations	1,605	1,878	5,018	5,562
Postage and delivery	1,187	1,297	3,496	4,239
Other loan expenses	4,355	6,271	14,880	18,922
Losses on other real estate (ORE)	1,967	3,924	12,508	15,223
ORE expenses	1,327	1,624	3,317	3,108
Intangible asset amortization	908	1,874	3,072	5,863
Goodwill impairment	—	—	—	256,272
Other expense	13,607	10,304	42,513	38,104

Total noninterest expense	74,740	81,466	229,853	503,770

Loss from Continuing Operations Before Income Taxes	(56,843)	(69,150)	(173,475)	(466,187)
Income tax provision (benefit) from continuing operations	5,628	(11,747)	9,475	(26,326)

Loss from Continuing Operations	(62,471)	(57,403)	(182,950)	(439,861)
Discontinued operations:
Income (loss) from discontinued operations (net of income tax)	—	480	(3,822)	(9,624)

Net Loss	(62,471)	(56,923)	(186,772)	(449,485)
Dividend on redeemable preferred stock	(5,451)	(5,224)	(16,139)	(14,523)

Net Loss Attributable to Common Shareholders	$(67,922)	$(62,147)	$(202,911)	$(464,008)

Earnings (Loss) Per Share from Continuing Operations
Basic	$(0.17)	$(0.49)	$(0.51)	$(3.59)
Diluted	(0.17)	(0.49)	(0.51)	(3.59)
Earnings (Loss) Per Share from Discontinued Operations
Basic	$—	$0.01	$(0.01)	$(0.08)
Diluted	—	0.01	(0.01)	(0.08)
Net Loss Per Common Share:
Basic	$(0.17)	$(0.48)	$(0.52)	$(3.67)
Diluted	(0.17)	(0.48)	(0.52)	(3.67)
Average Common Shares Outstanding:
Basic	394,021	128,467	393,880	126,453
Diluted	394,021	128,467	393,880	126,453

Selected Quarterly Information

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009

Summary of Operations (thousands)
Net interest income	$81,558	$84,586	$81,189	$81,913	$79,013
Provision for loan losses	89,617	70,614	101,355	84,007	77,393
Noninterest income (1)	25,956	22,282	22,393	14,274	10,696
Noninterest expense	74,740	77,010	78,103	81,369	81,466
Income tax provision (benefit) from continuing operations	5,628	3,700	147	(3,307)	(11,747)
Loss from continuing operations	(62,471)	(44,456)	(76,023)	(65,883)	(57,403)
Discontinued operations (after tax)	—	5,151	(8,973)	1,155	480
Net loss	(62,471)	(39,305)	(84,996)	(64,729)	(56,923)
Net loss attributable to common shareholders (2)	(67,922)	(44,711)	(90,278)	(69,981)	(62,147)
Taxable equivalent adjustment, continuing operations	2,372	2,605	3,357	3,721	3,745
Taxable equivalent adjustment, combined	2,372	2,656	3,556	3,932	3,961

Per Common Share Data
Net loss from continuing operations:
Basic	$(0.17)	$(0.12)	$(0.21)	$(0.18)	$(0.49)
Diluted	(0.17)	(0.12)	(0.21)	(0.18)	(0.49)
Discontinued operations:
Basic	$—	$0.01	$(0.02)	$0.00	$0.01
Diluted	—	0.01	(0.02)	0.00	0.01
Net loss:
Basic	$(0.17)	$(0.11)	$(0.23)	$(0.18)	$(0.48)
Diluted	(0.17)	(0.11)	(0.23)	(0.18)	(0.48)
Common book value	2.22	2.37	2.46	2.69	2.87
Tangible book value	2.08	2.24	2.28	2.50	2.68
Tangible common book value	1.39	1.54	1.59	1.81	1.99
Shares outstanding, end of period (000)	397,071	396,979	394,392	394,397	394,470

At Period End, Continuing Operations (millions)
Assets	$10,639	$10,834	$11,328	$11,596	$11,717
Earning assets	9,932	10,098	10,595	10,864	10,964
Portfolio loans	6,888	7,138	7,439	7,788	8,097
Allowance for loan losses	324	322	322	339	336
Deposits	8,101	8,222	8,481	8,501	8,389
Shareholders’ equity	1,157	1,218	1,244	1,331	1,403

At Period End, Combined (millions)
Assets	$10,639	$10,834	$11,652	$11,932	$12,072
Earning assets	9,932	10,098	10,890	11,169	11,284
Portfolio loans	6,888	7,138	7,543	7,906	8,217
Allowance for loan losses	324	322	326	342	340
Deposits	8,101	8,222	8,892	8,909	8,792
Shareholders’ equity	1,157	1,218	1,244	1,331	1,403

Average for the Quarter, Continuing Operations (millions)
Assets	$10,803	$11,156	$11,575	$11,616	$11,773
Earning assets	10,065	10,432	10,839	10,874	11,041
Portfolio loans	7,059	7,318	7,654	7,964	8,191
Allowance for loan losses	322	322	336	337	331
Deposits	8,198	8,431	8,544	8,353	8,392
Shareholders’ equity	1,215	1,239	1,323	1,392	1,228

Average for the Quarter, Combined (millions)
Assets	$10,803	$11,267	$11,903	$11,966	$12,129
Earning assets	10,065	10,535	11,135	11,190	11,365
Portfolio loans	7,059	7,344	7,768	8,084	8,311
Allowance for loan losses	322	323	339	340	334
Deposits	8,198	8,535	8,947	8,762	8,786
Shareholders’ equity	1,215	1,239	1,323	1,392	1,228

Financial Ratios, Continuing Operations (annualized)
Return on average assets	(2.29)%	(1.60)%	(2.66)%	(2.25)%	(1.93)%
Return on average shareholders’ equity	(20.40)	(14.40)	(23.30)	(18.77)	(18.55)
Average shareholders’ equity / average assets	11.25	11.10	11.43	11.99	10.43
Net interest margin (FTE) (3)	3.32	3.35	3.14	3.13	2.99
Efficiency ratio (non-GAAP) (4)	68.02	75.93	77.39	81.45	87.17
Allowance for loan losses as a percent of portfolio loans	4.70	4.51	4.33	4.35	4.15
Allowance for loan losses as a percent of nonperforming loans	88.98	83.67	77.94	71.43	67.16
Allowance for loan losses as a percent of nonperforming assets	73.10	68.11	57.96	57.05	55.40
Nonperforming loans as a percent of portfolio loans	5.29	5.39	5.56	6.09	6.18
Nonperforming assets as a percent of portfolio loans plus ORAA (5)	6.35	6.53	7.32	7.50	7.38
Nonperforming assets as a percent of total assets	4.17	4.36	4.91	5.12	5.18
Net loans charged off as a percent of average portfolio loans (annualized)	4.91	3.90	6.25	4.05	3.46

Financial Ratios, Combined (annualized)
Return on average assets	(2.29)%	(1.40)%	(2.90)%	(2.15)%	(1.86)%
Return on average shareholders’ equity	(20.40)	(12.73)	(26.05)	(18.44)	(18.40)
Average shareholders’ equity / average assets	11.25	10.99	11.11	11.64	10.12
Net interest margin (FTE) (3)	3.32	3.34	3.14	3.13	2.97
Efficiency ratio (non-GAAP) (4)	68.02	71.75	84.99	80.58	86.48
Allowance for loan losses as a percent of portfolio loans	4.70	4.51	4.32	4.33	4.13
Allowance for loan losses as a percent of nonperforming loans	88.98	83.67	78.61	72.01	67.74
Allowance for loan losses as a percent of nonperforming assets	73.10	68.11	58.48	57.54	55.87
Nonperforming loans as a percent of portfolio loans	5.29	5.39	5.49	6.01	6.10
Nonperforming assets as a percent of portfolio loans plus ORAA (5)	6.35	6.53	7.24	7.40	7.29
Nonperforming assets as a percent of total assets	4.17	4.36	4.78	4.99	5.04
Net loans charged off as a percent of average portfolio loans (annualized)	4.91	3.89	6.16	4.00	3.41
Leverage ratio	8.50	8.72	8.47	9.21	9.63
Tier 1 capital ratio	12.41	12.79	12.12	12.52	12.83
Total capital ratio	13.80	14.17	13.49	13.93	14.23

(1)	Noninterest income includes a gain on investment securities of $6.0 million in the first quarter of 2010 and a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Net loss attributable to common shareholders includes the following non-cash items: $5.4 million dividend to preferred shareholders in the third and first quarters of 2010, $5.3 million in the second quarter of 2010 and $5.2 million dividend in the third quarter of 2009.

(3)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(4)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense — Goodwill impairment)/(Net interest income + taxable equivalent adjustment + Total fees and other income).

(5)	Includes loans held for sale.

Non-GAAP Reconciliation

	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2010	2010	2010	2009	2009

Efficiency Ratio — Continuing Operations
Net interest income (A)	$81,558	$84,586	$81,189	$81,913	$79,013
Taxable equivalent adjustment (B)	2,372	2,605	3,357	3,721	3,745
Investment securities gain (C)	—	8,051	6,016	—	—
Noninterest income (D)	25,956	22,282	22,393	14,274	10,696
Noninterest expense (E)	74,740	77,010	78,103	81,369	81,466
Efficiency ratio: E/(A+B-C+D) (non-GAAP)	68.02%	75.93%	77.39%	81.45%	87.17%

Efficiency Ratio — Combined Operations
Net interest income (A)	$81,558	$85,115	$83,224	$83,935	$80,885
Taxable equivalent adjustment (B)	2,372	2,656	3,556	3,932	3,961
Investment securities gain (C)	—	8,051	6,016	—	—
Noninterest income (D)	25,956	28,275	13,142	15,381	11,842
Noninterest expense (E)	74,740	77,492	79,811	83,197	83,614
Efficiency ratio: E/(A+B-C+D) (non-GAAP)	68.02%	71.75%	84.99%	80.58%	86.48%

Ending Balances — Combined Operations (in millions)
Tangible Common Equity to Tangible Assets
Total assets	$10,639	$10,834	$11,652	$11,932	$12,072
Goodwill(1)	(318)	(318)	(331)	(331)	(331)
Other intangible assets	(11)	(12)	(13)	(14)	(16)

Tangible assets (non-GAAP)	$10,310	$10,504	$11,308	$11,587	$11,725

Total shareholders’ equity	$1,157	$1,218	$1,244	$1,331	$1,403
Goodwill(1)	(318)	(318)	(331)	(331)	(331)
Other intangible assets	(11)	(12)	(13)	(14)	(16)

Tangible equity (non-GAAP)	$828	$888	$900	$986	$1,056

Tangible equity	$828	$888	$900	$986	$1,056
Preferred stock	(277)	(275)	(274)	(272)	(270)

Tangible common equity (non-GAAP)	$551	$613	$626	$714	$786

Tier 1 Common Equity
Total shareholders’ equity	$1,157	$1,218	$1,244	$1,331	$1,403
Qualifying capital securities	74	74	74	74	74
Goodwill(1)	(318)	(318)	(331)	(331)	(331)
Accumulated other comprehensive (income) loss	(16)	(10)	6	7	3
Other intangible assets	(11)	(12)	(13)	(14)	(16)

Tier 1 capital (regulatory)	$886	$952	$980	$1,067	$1,133

Tier 1 capital (regulatory)	$886	$952	$980	$1,067	$1,133
Qualifying capital securities	(74)	(74)	(74)	(74)	(74)
Preferred stock	(277)	(275)	(274)	(272)	(270)

Total Tier 1 common equity (non-GAAP)	$535	$603	$632	$721	$789

Net risk-weighted assets (regulatory)	$7,133	$7,432	$8,083	$8,541	$8,835

Equity to assets	10.88%	11.24%	10.68%	11.16%	11.63%
Tier 1 common equity (non-GAAP)	7.50	8.10	7.82	8.47	8.94
Tangible equity to tangible assets (non-GAAP)	8.03	8.45	7.96	8.51	9.01
Tangible common equity to tangible assets (non-GAAP)	5.34	5.83	5.54	6.16	6.71

(1)	Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and includes goodwill for Discontinued Operations of $12.6 million in the first quarter of 2010, the fourth and third quarters of 2009.

Noninterest Income and Noninterest Expense

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2010	2010	2010	2009	2009

Service charges on deposit accounts	$10,609	$9,971	$9,684	$10,826	$11,035
Trust fees	3,837	3,836	3,795	4,211	3,853
Mortgage and other loan income	2,590	2,198	2,589	2,556	3,182
Brokerage and investment fees	1,060	1,322	933	1,061	1,473
ATM network user fees	1,864	1,771	1,597	1,631	1,689
Bankcard fees	2,261	2,266	2,007	1,879	1,972
Net loss on loans held for sale	(1,441)	(8,405)	(7,702)	(8,724)	(860)
Net loss on debt extinguishment	—	—	—	—	(15,929)
Investment securities gains	—	8,051	6,016	—	—
Other income	5,176	1,272	3,474	834	4,281

Total Noninterest Income	$25,956	$22,282	$22,393	$14,274	$10,696

Salaries and employee benefits	$32,740	$31,403	$29,947	$30,012	$37,394
Occupancy	6,529	6,139	7,461	6,155	6,447
Professional services	2,737	2,615	2,253	2,991	3,033
Equipment	3,076	2,979	3,072	2,988	2,959
Data processing services	4,702	4,767	4,629	4,772	4,461
Advertising and public relations	1,605	2,116	1,297	1,551	1,878
Postage and delivery	1,187	1,295	1,014	1,286	1,297
Other loan expenses	4,355	4,551	5,974	5,631	6,271
Losses on other real estate (ORE)	1,967	3,778	6,763	8,089	3,924
ORE expenses	1,327	800	1,190	1,281	1,624
Intangible asset amortization	908	1,034	1,130	1,173	1,874
Other expense	13,607	15,533	13,373	15,440	10,304

Total Noninterest Expense	$74,740	$77,010	$78,103	$81,369	$81,466

Average Balances, Yields and Rates

	Three Months Ended
	September 30, 2010		June 30, 2010		September 30, 2009
	Average	Average	Average	Average	Average	Average
(in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$560,792	0.25%	$654,502	0.25%	$498,020	0.25%
Investment securities:
Taxable	1,911,268	3.78	1,856,490	4.01	1,556,222	4.57
Tax-exempt	321,256	6.73	351,717	6.88	573,633	6.57
FHLB and Federal Reserve stock	157,304	1.86	156,597	2.62	155,084	4.07
Portfolio loans
Commercial and industrial	1,685,249	4.70	1,775,054	4.93	2,090,591	4.79
Commercial real estate	2,595,787	5.34	2,722,843	5.29	2,884,486	5.27
Residential mortgage	839,455	4.89	865,732	5.66	1,109,161	4.91
Direct consumer	1,112,768	6.03	1,153,278	6.09	1,287,617	6.04
Indirect consumer	825,885	6.82	801,556	6.81	819,409	6.83

Total portfolio loans	7,059,144	5.42	7,318,463	5.54	8,191,264	5.38
Loans held for sale	55,054	2.14	94,381	1.47	66,905	5.44

Total earning assets	10,064,818	4.79	10,432,150	4.90	11,041,128	5.08

Nonearning Assets
Cash and due from banks	154,119		143,924		163,650
Bank premises and equipment	106,503		107,874		114,573
Investment security fair value adjustment	65,693		45,580		29,358
Other nonearning assets	733,974		748,626		755,215
Assets of discontinued operations	—		110,881		355,982
Allowance for loan losses	(321,865)		(321,976)		(331,394)

Total assets	$10,803,242		$11,267,059		$12,128,512

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$975,588	0.26	$1,044,580	0.28	$1,036,168	0.43
Savings deposits	2,591,083	0.63	2,533,846	0.66	2,515,393	0.69
Time deposits	3,318,137	2.24	3,566,321	2.36	3,625,344	3.19
Short-term borrowings	36,888	0.22	31,897	0.21	48,798	0.24
Long-term debt	1,202,901	4.51	1,314,991	4.40	1,899,992	4.91

Total interest-bearing liabilities	8,124,597	1.82	8,491,635	1.91	9,125,695	2.53
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,312,957		1,286,243		1,214,620
Other liabilities	150,601		144,354		152,703
Liabilities of discontinued operations	—		106,227		407,812
Shareholders’ equity	1,215,087		1,238,600		1,227,682

Total liabilities and shareholders’ equity	$10,803,242		$11,267,059		$12,128,512

Interest Spread		2.97%		2.99%		2.55%
Contribution of noninterest bearing sources of funds		0.35		0.36		0.44

Net Interest Margin		3.32%		3.35%		2.99%

Average Balances, Yields and Rates

	Nine Months Ended
	September 30,
	2010		2009
	Average	Average	Average	Average
(in thousands)	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$636,608	0.25%	$475,287	0.25%
Investment securities
Taxable	1,842,089	3.98	1,575,309	4.78
Tax-exempt	388,018	6.73	596,459	6.59
FHLB and Federal Reserve stock	156,337	2.36	151,980	3.05
Portfolio loans
Commercial and industrial	1,777,721	4.84	2,254,302	4.64
Commercial real estate	2,702,625	5.29	2,912,501	5.32
Residential mortgage	897,468	5.10	1,165,415	5.12
Direct consumer	1,155,622	6.06	1,336,338	6.06
Indirect consumer	808,412	6.83	810,693	6.79

Total portfolio loans	7,341,848	5.45	8,479,249	5.37
Loans held for sale	77,696	1.78	81,172	3.57

Total earning assets	10,442,596	4.85	11,359,456	5.09
Nonearning Assets
Cash and due from banks	168,855		160,652
Bank premises and equipment	108,013		115,630
Investment security fair value adjustment	51,330		10,284
Other nonearning assets	731,006		945,956
Assets of discontinued operations	145,217		358,421
Allowance for loan losses	(326,552)		(292,980)

Total assets	$11,320,465		$12,657,419

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$1,031,670	0.28	$897,810	0.44
Savings deposits	2,538,733	0.66	2,538,990	0.81
Time deposits	3,529,895	2.43	3,956,731	3.42
Short-term borrowings	35,110	0.23	53,041	0.40
Long-term debt	1,321,642	4.46	2,004,506	4.88

Total interest-bearing liabilities	8,457,050	1.95	9,451,078	2.73
Noninterest-Bearing Liabilities and Shareholders’ Equity
Noninterest-bearing demand	1,289,423		1,168,779
Other liabilities	143,214		159,463
Liabilities of discontinued operations	172,273		415,758
Shareholders’ equity	1,258,505		1,462,341

Total liabilities and shareholders’ equity	$11,320,465		$12,657,419

Interest Spread		2.90%		2.37%
Contribution of noninterest bearing sources of funds		0.37		0.46

Net Interest Margin		3.27%		2.83%

Summary of Loan Loss Experience

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(in thousands)	2010	2010	2010	2009	2009

Allowance for loan losses — beginning of period	$321,841	$322,377	$338,940	$336,270	$330,217

Provision for loan losses	89,617	70,614	101,355	84,007	77,393

Charge-offs:
Commercial and industrial	8,144	12,341	13,525	24,743	21,141
Commercial real estate	45,910	51,183	15,976	41,096	32,076

Total commercial	54,054	63,524	29,501	65,839	53,217
Residential mortgage	23,353	705	80,729	6,031	9,969
Direct consumer	10,256	5,907	7,528	6,502	6,617
Indirect consumer	2,808	4,028	3,813	6,873	3,812

Total charge-offs	90,471	74,164	121,571	85,245	73,615

Recoveries:
Commercial and industrial	1,410	937	669	2,232	995
Commercial real estate	579	829	1,319	656	203

Total commercial	1,989	1,766	1,988	2,888	1,198
Residential mortgage	15	80	583	21	5
Direct consumer	452	386	453	409	482
Indirect consumer	603	782	629	590	590

Total recoveries	3,059	3,014	3,653	3,908	2,275

Net charge-offs	87,412	71,150	117,918	81,337	71,340

Allowance for loan losses — end of period	$324,046	$321,841	$322,377	$338,940	$336,270

Reserve for loan commitments — end of period	$1,933	$2,522	$2,624	$3,118	$3,462